Orion Advisor Solutions, LLC

Code of Ethics

Orion Code of Ethics

January 1, 2020 to Current

Table of Contents

I.	Introduction
II.	Definitions
III.	General Principles
IV.	Standards of Business Conduct
V.	Prohibition Against Insider Trading
VI.	Personal Securities Transactions
VII.	Gifts and Entertainment
VIII.	Protecting the Confidentiality of Client Information
IX.	Service as a Director
X.	Certification
XI.	Records
XII.	Reporting Violations and Sanctions

Schedule A – Schedule of Affiliated Companies

Schedule B – Frequently Asked Questions about Code of Ethics

I.	Introduction

Orion Advisor Solutions, LLC and its affiliated companies (refer to the attached Schedule A, “Schedule of Affiliated Companies” for a list of affiliated companies (each, an “Affiliated Company”) to which this Code applies, collectively, “Orion”), have adopted this Code of Ethics policy (“Code”) that is designed to comply with Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”).

This Code is designed to ensure that the high ethical standards long maintained by Orion continue to be applied by each and every Orion employee (collectively “Covered Persons” and individually “Covered Person”). “Covered Persons” include our employees and officers, as well as certain independent contractors. Provided, that individuals who are Covered Persons solely as a result of their service as a non-employee director, manager, or officer shall not be considered “Access Persons” as the term is defined by the Advisers Act.

The purpose of this Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. This Code, and other Orion policies and procedures, address specific ethical concerns. However, the Code and supplemental policies and procedures cannot, and are not intended to, address all circumstances. Accordingly, Orion expects all Covered Persons to adhere to this Code and other applicable policies and procedures, but also to think beyond them and, generally, to behave with honesty and integrity in all business dealings. Covered Persons should understand that a breach of the provisions of this Code may constitute grounds for disciplinary action, including termination of employment. The chief compliance officer, at their sole discretion, may exempt temporary or part time employees or independent contractors from certain reporting requirements of this Code.

For answers to commonly asked questions about your obligations under this Code, please refer to Schedule B for a list of “Frequently Asked Questions.” Covered Persons are encouraged to seek guidance from the chief compliance officer for all questions regarding the application of specific restrictions to their activities. It is your responsibility to understand this Code as well as its requirements and application as they relate to both personal and work-related activities.

Orion utilizes the Inform application from Orion Advisor Technology, LLC to provide an automated system for Code administration. Inform provides a means of making all reports and certifications required under the Code in an electronic format. Inform will send automatic reminders via email to all persons covered by the Code in order to ensure deadlines are not missed. The chief compliance officer is responsible for administering this Code of Ethics and Inform; they may designate another individual to administer any portion of this Code. Should you have any questions about the Code or Inform, please contact the chief compliance officer.

II.	Definitions

For the purposes of this Code, the following definitions shall apply:

•	“Account” means any account that (i) a Covered Person has a direct beneficial interest in, such as trusts and custodial accounts, including accounts of the Covered Person’s Family Members, and (ii) the Covered Person has direct or indirect influence or control over.

•	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of such Act and the rules and regulations thereunder. Generally, “Beneficial Ownership” means ownership of Securities or Securities accounts by or for the benefit of a person, or such person’s “Family Member,” including any account in which the person or Family Member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney.

•	“Excluded Account” means a Covered Person’s Account that does not need to be disclosed in Inform. Excluded Accounts include the following (i) your Orion 401(k) accounts, unless the self-directed brokerage account has been selected; (ii) employer sponsored retirement accounts that you do not have investment discretion over (i.e., pension or defined benefit plans); and (iii) annuity accounts.

•	“Family Member” means any person’s spouse, child or other relative, whether related by blood, marriage, or otherwise, who either resides with or is financially dependent upon the person and whose investments are controlled or partially controlled by that person. The term also includes any unrelated individual whose investments are controlled or partially controlled by that person, such as a “significant other.”

•	“Fund” means an investment company registered under the Investment Company Act, including open-end and closed-end investment companies.

•	“Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

•	“Investment Personnel” means any Covered Person who, in connection with his or her regular functions or duties, (1) makes or participates in making recommendations regarding the purchase or sale of Securities (i.e., a portfolio manager or analyst), or (2) executes trades for the purchase or sales of Securities (i.e., a trader).

•	“Limited Offering” means an offering that is exempt from registration under the Securities Act of

1933, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933, as amended.

•	“Reportable Security” means any Security, except that it does not include: (i) transactions and holdings in direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, other than exchange-traded funds (“ETFs”) or Restricted Funds; and (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless an Affiliated Company acts as the investment adviser for the Fund.

•	“Restricted Fund” means any Fund or private fund that Orion Advisor Solutions, LLC and its Affiliated Companies (refer to the attached Schedule A, “Schedule of Affiliated Companies” for a list of affiliated companies) acts as the investment adviser.

•	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. See Section 202(a)(18) of the Advisers Act.

•	“Third Party Managed Account” refers to an Account where a third party has investment management discretion and you have no direct or indirect influence or control regarding Securities transactions. Whether an Account is considered a Third Party Managed Account rests in the discretion of the chief compliance officer, based on its assessment of the risks presented by such arrangement.

III.	General Principles

This Code is designed to promote the following general principles:

•	Orion and its Covered Persons have a duty at all times to place the interests of clients first.

•	Information concerning investment advisors who utilize Orion and their clients (including former clients), Orion, and Orion vendors must be kept confidential, including their identity, holdings, and other non-public information.

•	Covered Persons must conduct their personal securities transactions in a manner that avoids an actual or potential conflict of interest or any abuse of trust and responsibility.

•	Covered Persons may not use knowledge about current or pending client or portfolio transactions for the purpose of personal profit.

•	Covered Persons may not give or receive gifts or participate in entertainment beyond the parameters set forth in this Code to avoid even the appearance of favoritism or impropriety.

•	Each Covered Person must follow the letter and the spirit of this Code and not attempt to circumvent or otherwise find loopholes with this Code. Orion’s success depends upon Covered Persons behaving in a manner consistent with this Code and the law.

The chief compliance officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Covered Persons.

IV.	Standards of Business Conduct

Orion places the highest priority on maintaining its reputation for integrity and professionalism. The confidence and trust placed in Orion and its Covered Persons by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals.

A.	Compliance with Laws and Regulations

In addition to adhering strictly to the specific requirements of this Code and all other Orion policies and procedures, Orion expects all Covered Persons to respect and comply with applicable federal and state securities laws and regulations. This includes, but is not limited to, prohibiting any activity which directly or indirectly:

•	Defrauds a client in any manner;
•	Misleads a client, including any statement that omits material facts;
•	Operates or would operate as a fraud or deceit on a client;
•	Functions as a manipulative practice with respect to a client; or
•	Functions as a manipulative practice with respect to securities.

B.	Conflicts of Interest

Orion respects the right of Covered Persons to manage their personal affairs and investments, however, Orion expects that each Covered Person will have undivided loyalty in Orion’s business dealings. Covered Persons should avoid actual or apparent conflicts of interest between their personal interests and the performance of duties on behalf of Orion. In this context, a conflict may arise when an actual, or even an appearance of, personal interests conflict with the interests of Orion and our clients. Determining whether such a conflict, or appearance of a conflict, exists can be difficult to determine and if you have a question, you should discuss the matter with your manager or the chief compliance officer.

Conflicts of interest may arise any time an incentive to favor one party over another exists. Given the nature of Orion’s business and business relationships, conflicts can arise in various contexts. Where possible, our objective is to avoid any conflict between Orion, related companies, and our clients. Although no list can include every possible situation in which a conflict of interest could arise, by way of example, a conflict may exist when there is an opportunity to give preferential treatment to one client relative to other clients for a specific benefit. Similarly, a conflict can also come into play when there is an opportunity to take advantage of information, particularly regarding current or pending client trades, for personal profit. Many conflicts will not be clear-cut or could be more personal in nature to the Covered Person, but should be avoided or disclosed.

As an integral part of Orion’s obligations, Covered Persons are obligated to avoid conflicts of interest wherever possible and to fully disclose all facts concerning any conflict that may arise. Questions regarding a potential conflict should be fully vetted with the chief compliance officer before any further action is taken.

V.	Prohibition Against Insider Trading

Trading Securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Covered Persons and Orion to severe consequences, including significant fines and/or imprisonment. Therefore, no Covered Person may trade, either personally or on behalf of others, while in the possession of material, nonpublic information, nor may any Covered Person of Orion communicate material, nonpublic information to others in violation of the law. Although the laws regarding insider trading continue to evolve and a Covered Person may be uncertain about a particular circumstance, each Covered Person must notify the chief compliance officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

A.	What is Material Information

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information which will have a substantial effect on the price of a company’s Securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the chief compliance officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the US Securities and Exchange Commission’s (“SEC’s”) position that the term “material nonpublic information” relates not only to issuers but also to any Affiliated Companies’ investment recommendations and client Securities holdings and transactions.

B.      What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

C.      Identifying Inside Information

Before executing any trade for yourself or others, including Client Accounts, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the chief compliance officer.

•	Do not purchase or sell the Securities on behalf of yourself or others, including Client Accounts.

•	Do not communicate the information inside or outside Orion, other than to the chief compliance officer.

•	After the issue has been reviewed, Orion will determine whether the information is material and nonpublic, and if so, what action to take.

You should consult with the chief compliance officer before taking any actions if you believe that a potential violation could occur. This degree of caution will protect you, Orion, and our clients.

D.     Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. Certain of Orion’s Affiliated Companies may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Covered Person becomes aware of material, nonpublic information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Orion must make a judgment as to its further conduct. To protect yourself, our clients, and Orion, you should contact the chief compliance officer immediately if you believe that you may have received material, nonpublic information.

E.       Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s Securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Covered Persons should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

F.       Restricted/Watch Lists

Although Orion does not typically receive confidential information from portfolio companies, it may. If Orion receives such information, it should follow appropriate procedures to establish restricted or watch lists in certain Securities.

VI.	Personal Securities Transactions

Although not all of Orion’s Affiliated Companies are regulated by the SEC or other securities regulators, certain of Orion’s Affiliated Companies and all of the advisors who utilize Orion’s services are regulated by the SEC or other securities regulators. Therefore, Orion developed a personal securities and trading policy that provides Covered Persons maximum flexibility while respecting Orion’s relationship with the regulated entities.

Orion requires each Covered Person to adhere to the following guidelines:

•	All personal Securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	The interests of Client Accounts will at all times be placed first; and

•	Covered Persons must not take inappropriate advantage of their positions.

A.	Accounts

All Accounts, except those identified below (“Excluded Accounts”), shall be reported and disclosed by the Covered Person in Inform in the manner required by the chief compliance officer. For purposes of this policy, Accounts shall include those accounts of the Covered Person and Family Member’s accounts. Excluded Accounts shall include the following (i) your Orion 401(k) accounts, unless the self-directed brokerage account has been selected; (ii) employer sponsored retirement accounts that you do not have investment discretion over (i.e., pension or defined benefit plans); and (iii) annuity accounts. Excluded Accounts are not subject to the trading and reporting requirements listed below.

While a Covered Person participating in Orion’s 401(k) plan ordinarily is not required to report transactions occurring in such Covered Person’s respective 401(k) account, the chief compliance officer reserves the right to monitor such accounts for any abusive trading practices that would violate this Code, including a Covered Person’s investment allocation changes within his/her Orion 401(k) account as they relate to investments in Restricted Funds. For the avoidance of doubt, it is a violation of this Code for a Covered Person to change an allocation to Restricted Funds within his/her Orion 401(k) account on the basis of nonpublic information such Covered Person may have regarding Restricted Funds. A Covered Person may add a Self-Directed Brokerage Account (“SDBA”) as part of Orion’s 401(k) plan. The SDBA is an Account under this Code, and therefore subject to the applicable trading and reporting requirements.

B.	Trading Rules

By accepting employment at Orion and attesting to this Code, you agree that Orion may receive trading data regarding your Accounts, in Orion’s sole discretion. The chief compliance officer will monitor and review all reports required under this Code for compliance with policies regarding personal Securities transactions and applicable SEC rules and regulations. By way of example and purposes of clarity, it would be against this policy for a Covered Person to access trading data in the Orion database to trade his or her personal account prior to the Customer’s execution of the trade. Similarly, it would be against this policy for a Covered Person to take portfolio management strategies on the Orion platform for personal trading, unless properly authorized.

The chief compliance officer monitors all transactions by all Covered Persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running. Any transactions for any accounts of the chief compliance officer will be reviewed and approved by other compliance personnel responsible for oversight of this Code.

•	IPOs and Limited Offerings

Covered Persons must obtain written pre-approval from the chief compliance officer before acquiring any Beneficial Ownership in any Securities in an Initial Public Offering (“IPO”) or limited offering.

•	Pre-Clearance Requirements for Investment Personnel

Covered Persons who meet the definition of Investment Personnel must obtain written pre-approval from the chief compliance officer before acquiring any Beneficial Ownership in any Reportable Securities. Post-trade approval for transactions in Reportable Securities by Investment Personnel is not permitted.

Certain types of transactions in Reportable Securities do not present the sort of risks that require pre- clearance. Accordingly, the following transactions do not require pre-clearance unless otherwise specified by the chief compliance officer:

•	Transactions in Reportable Securities in Third Party Managed Accounts or Excluded Accounts;
•	Transactions in Reportable Securities that result solely from Automatic Investment Plans; provided, that the initial establishment of an Automatic Investment Plan and any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be pre-cleared; and
•	Transactions in shares of open-end registered investment companies (i.e., mutual funds) but excluding ETFs and Restricted Funds.

Pre-Clearance must be obtained in Inform or as otherwise designated by the chief compliance officer. Once approval has been received it will be valid for the time period specified below.

•	Market Orders. Pre-clearance approval for market orders is effective for up to two business days after approval depending on the timing of submission. For purposes of calculating the two-business day requirement, the first business day is the day of approval if that approval is received during business hours. For example, if you pre-clear a trade at market open on a Monday, you’d have until market close on Tuesday to complete. If you pre-clear a trade over the weekend, you would also have until market close on Tuesday to complete; however, if you pre-clear a trade immediately prior to market close on a Monday, you’d still only have until market close on Tuesday to complete. If you pre-clear a trade after market hours on Monday, you’d then have until market close on Wednesday to complete.

•	Limit Orders. Pre-clearance approval is also required for an initial establishment of any limit order, stop order, or stop-limit order. If the terms of such order remain unchanged and the order remains active, it is not necessary to withdraw and re-submit the same order if it is not executed within two business days, unless required by the chief compliance officer. Such orders will be held open for twenty-five (25) business days if no changes are made. After the conclusion of the twenty-five (25)

business days, you will need to withdraw and resubmit the order for pre-clearance again. Any changes to an outstanding limit order, stop order, or stop-limit order would need to be submitted for pre-clearance approval.

•	Black-out Period for Investment Personnel

No Investment Personnel shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within three (3) calendar days of the purchase or sale of the same Security by an Orion client under such Investment Personnel’s supervision or an Orion client for whom such Investment Personnel otherwise participates in decision making or obtains information in connection with the purchase or sale of Securities. (For example, if an Orion client trades in a Security on day one, day four is the first day the Investment Personnel may trade in such Security for an Account he or she has Beneficial Ownership.) In the event a Securities transaction is executed in an Orion client account within three (3) calendar days after an Investment Personnel executed a transaction in the same Security, the chief compliance officer will review such Investment Personnel’s and the client’s transactions to determine whether any fiduciary duties to the client have been violated. If the chief compliance officer is not satisfied that the Investment Personnel effected his or her trade without knowledge of the impending client transaction, the Investment Personnel may be required to submit a trade to reverse the transaction, forfeit any resulting gains, and absorb any resulting financial and/or tax consequences based on the investigation and decision of the chief compliance officer.

C.	Reporting Requirements

Every new Covered Person shall enter their Accounts into the Inform system. By entering your Accounts in the Inform system, Orion will be provided with the holdings in your Accounts. Covered Persons are responsible for reporting any new Accounts within thirty (30) days of the assignment of an account number from the brokerage firm/custodian and the availability of an account statement. No transactions may occur in a new Account prior to its approval by the chief compliance officer. On an annual basis, no later than January 30th each year, each Covered Person will be required to confirm that all of their Accounts are reported in Inform.

On a quarterly basis, all Covered Persons must submit a report of any transaction during the quarter in a Reportable Security in which the Covered Persons had any direct or indirect Beneficial Ownership. This information must be submitted no later than thirty (30) days after the end of each calendar quarter.

VII.	Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Orion has adopted the policies set forth below to guide Covered Persons in this area.

Covered Persons should not accept or provide any gifts, entertainment or favors that might influence the decisions the Covered Person or the recipients must make in business transactions involving Orion, or that others might reasonably believe would influence those decisions. Covered Persons may attend business meals, events, and other entertainment events at the expense of a giver, provided that the expense is reasonable and not lavish or extravagant in nature. The gift must be as a normal business courtesy and of the type that is generally considered to be common and acceptable practice.

All gifts and entertainment either given or received that exceed $75 in value must be disclosed by the Covered Person in Inform. Gifts and entertainment with a value of less than $75 are considered de minimis and do not need to be reported. If the estimated cost of the gift and/or entertainment is anticipated to exceed two hundred fifty dollars ($250), the Covered Person must not accept the gift and/or entertainment unless pre-approved by the chief compliance officer. In the event the circumstances do not permit you to obtain consent prior to accepting such gift, you must notify the chief compliance officer as promptly as possible. Under no circumstance may a Covered Person receive cash or cash equivalents as a gift. It is not a violation of this Code if the Covered Person receives the gift from a family member or the gift is to Orion itself and is for the benefit of Orion, such as a holiday gift basket provided to Orion.

All entertainment, hospitality, and gifts of any nature that are offered on behalf of Orion must be directly related to Orion business and reasonable in nature. These gifts must be lawful under applicable laws, reasonable in amount based upon industry standards, and offered only in connection with the business of Orion. Any gift, entertainment, or hospitality offered to a government official, employee, or entity is strictly prohibited, unless pre-cleared by the chief compliance officer.

If you have any questions or concerns about the appropriateness of any gift, please consult the chief compliance officer. Any entertainment, hospitality, and/or gift that is either offered or received by a Covered Person that is questionable nature must be reported to the chief compliance officer. For example, a gift basket that is estimated to be valued at or around two hundred fifty dollars ($250.00) must be reported to the chief compliance officer prior to its acceptance. Should a gift be received and subsequently reported and determined to be in violation of this Code, such gift shall be thrown away and such action shall be recorded by the chief compliance officer.

VIII.	Protecting the Confidentiality of Client Information

Orion maintains this confidentiality and privacy policy (the “Policy”) to protect you, Orion, Orion’s clients, and Orion’s business partners. As a Covered Person of Orion, you may have access to proprietary and confidential information and ensuring the confidentiality of all the sensitive and proprietary information is critical, both for Orion and our clients. As a Covered Person of Orion, it is your priority to ensure the information remains confidential.

Protecting against disclosure requires vigilance by each Covered Person. Although every situation is unique, being vigilant requires that you double check emails before sending, locking computers while you are away from your desk, and being cognizant of your surroundings and audience while discussing confidential matters. If an unauthorized individual overhears you disclosing confidential information, or you send confidential information to an improper recipient, it is a violation of this Policy. Therefore, we urge you to be careful when handling or discussing confidential and proprietary information.

Generally, you will have access to confidential information about Orion, investment advisors, the clients of investment advisors, and business partners. This information must be protected and it is your obligation to notify your manager in the event you breach this Policy or if you suspect that you or another person have violated this Policy. It is acceptable to make a disclosure of confidential information only when you are directed to disclose by the protected party, are required to under a proper request by a regulatory or government official, or to prevent fraud and unauthorized transactions.

By attesting to this Policy and in consideration of your continued employment, you agree to be bound by this Policy, both during your employment and, in the event that you are no longer employed by Orion, after your employment terminates.

Personally Identifiable Information

A core component of Orion’s business requires Covered Persons to have access to personally identifiable information (“PII”). PII includes all information that distinguishes or traces an identity to a specific individual, including, in certain contexts, some information that is already public. When handling any data that is intended to identify an individual, care should be taken to avoid improper disclosure. Although it is not possible to provide an exhaustive list, under most state laws and SEC regulations, PII includes an individual’s first name or first initial and last name plus any of the following:

•	social security number;
•	birthdate;
•	driver’s license number or other state-issued identification number;
•	financial account number; or
•	credit card, debit card or bank account number.

As a Covered Person, you have three primary duties regarding PII. First, you must ensure that all PII remains confidential. Second, you must notify your manager immediately if you determine that an improper disclosure occurred or may have occurred, or a vulnerability is detected that could lead to the disclosure of PII. Third, you must know where to find, and be able to follow, the business processes for reporting a suspected improper disclosure and you have an affirmative obligation to follow the processes in the event of an improper disclosure. This business process includes the obligation to start a privacy incident in Salesforce. This means that if you accidentally disclose PII, fail to report an improper disclosure of PII, or fail to report a potential improper disclosure of PII, you are in violation of this Policy. Additionally, if you try and circumvent Orion’s controls to protect PII, then you are in violation of this Policy and are subject to immediate disciplinary action and potential termination of your employment.

In a circumstance where an improper disclosure of PII occurs, you must immediately disclose this to Orion legal and your manager, then start the privacy incident business process. It is your responsibility, as the discoverer of the improper PII disclosure, to ensure the PII violation is reported and the business process for such an improper disclosure is followed. THIS IS A ZERO TOLERANCE POLICY.

Emailing PII

Emails, attachments to emails, and any other file transmissions containing PII must be encrypted before crossing an unsecured network (internet, wireless, etc.). This rule applies to sending new emails, as well as replying to emails that contain PII. It is your responsibility to ensure PII is properly encrypted before sending the information. If you send PII in an unencrypted manner, you will face disciplinary action in accordance with the following schedule:

•	First Violation – Verbal warning and meeting with IT Security.
•	Second Violation – Written warning, meeting with IT Security, and an individual training session.
•	Third Violation – Written warning, meeting with IT Security, an individual training session, and loss of your next quarterly bonus or the equivalent penalty for an individual that does not receive quarterly bonuses.

Violations will be reviewed on a rolling twelve month period. After your fourth violation in a twelve month period, your manager will meet with the IT Security Committee to review the violation and determine the corrective action. The Orion Risk Committee reserves the right to review all violations and recommend additional disciplinary action based on the nature or severity of a violation.

Investment Advisor Information

Orion’s clients provide a substantial amount of information to Orion, not just about their clients, but about their business. Information could include business strategies, advisor affiliations, or even a potential merger with another advisor. This means that Orion knows sensitive information about a wide variety of investment advisors, which makes confidentiality regarding each investment advisor critical to the ongoing success of Orion. Any unauthorized disclosure about an investment advisor to another investment advisor, or to the general public, could have significant repercussions for both the investment advisor and Orion. All Cover Persons must comply with the following policies regarding investment advisor information:

•	Each Covered Person is responsible for obtaining permission from Orion legal prior to the initial disclosure of the identity of any Orion client to a third-party. Permission will be granted upon proper authorization from the investment advisor.
•	Orion maintains client databases with sensitive information. This information, whether client data or information regarding a particular investment advisor, should not be shared with any third-party, including custodians and other investment advisors, unless proper authorization has been received. Please refer to your business processes for determining the correct release of information authorization required for the situation. If any concern, uncertainty, or questions arise about a release, the release must be stopped until such time that Orion legal reviews and approves the release.

•	Investment advisors frequently request assistance from Orion and investment advisors will frequently use an agent in these interactions. Before moving forward with a new agent of the investment advisor, this person must be verified as an authorized agent of the investment advisor. The verification process is outlined in the applicable business process.

Orion Information

Orion invests in developing technology, business processes, ideas, brands, tools, and other valuable property. This investment is critical to the ongoing success of Orion, which means it must remain confidential. Although you may have been central to its development, this information is proprietary and confidential to Orion. Understanding what confidential and proprietary Orion information is is important and each Covered Person is responsible for developing an understanding of the information that should be kept confidential. By way of example, educating an advisor on how to use a product is not an improper disclosure of confidential and proprietary information, but disclosing a unique Orion process of developing the specific tool is an improper disclosure of proprietary and confidential information. Each Covered Person has a duty and obligation to follow this Policy regarding Orion information. Any violation of this Policy must be reported to Orion legal and your manager immediately.

Business Partner Information

Orion utilizes business partners to offer a fully integrated solution to investment advisors. These business partners require that Orion maintain confidentiality regarding their proprietary data. The proprietary data may include a business process, technical specifications, business plans, customer lists, industry knowledge, and other naturally secretive information critical to the operation of the business partner. Each Covered Person has a duty and obligation to keep this proprietary data confidential and take appropriate steps to safeguard against improper disclosure. Any violation of this Policy must be reported to Orion legal and your manager immediately.

IX.	Outside Directorship and Other Outside Business Activities and Interests

Although Covered Persons conducting business activities outside of Orion are not necessarily a conflict of interest, a conflict may exist depending upon your position within Orion and Orion’s relationship with a particular activity. Outside activities may also create a potential conflict of interest if they cause a Covered Person to choose between that interest and the interests of Orion or any client of Orion.

Board Member or Trustee / Service as a Director

Except with respect to individuals who, solely as a result of their service as a non-employee director, manager, or officer, or their engagement as an independent contractor:

1.	No Covered Person shall serve on the board of directors of any publicly traded company without prior authorization by the chief compliance officer. Where board service is approved, Orion shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities; and
2.	No Covered Person shall serve on any board of directors or trustees or in any other management capacity of any private company (other than not-for-profit organizations, see below) without prior written approval from the chief compliance officer via Inform.

Not-for-Profit Organizations

No approval is required to serve as a trustee/board member of not-for-profit organizations such as religious organizations, foundations, educational institutions, co-ops, private clubs etc., provided that (a) the organization has not issued, and does not have future plans to issue, publicly held securities, including debt obligations; and/or (b) the Covered Person does not act in any investment-related advisory capacity (i.e., any direct or indirect role relating to investment advice or choosing investment advisers; serving on investment committee). If the Covered Person does act in such a capacity, or the organization has issued or plans to issue, public securities, the Outside Business Activity Add New Task Form in Inform must be submitted and approved.

Other Affiliations

Covered Persons are permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest and the Covered Person has obtained pre-approval from the chief compliance officer. Outside employment must not adversely affect a Covered Person’s job performance at Orion, and outside employment must not result in absenteeism, tardiness, or a Covered Person’s inability to work overtime when requested or required. Covered Persons may not engage in outside employment that requires or involves using Orion time, materials, or resources.

Required Approvals

All disclosures regarding outside business activities will be made in Inform. New Covered Persons will disclose any outside business activities in which the Covered Person would like to continue to engage in upon hiring. Covered Persons who wish to engage in any future outside business activities will obtain the chief compliance officer’s prior approval before engaging in any future outside business activities. Changes in, or material conflicts of interest relating to, the approved outside business activities must be disclosed to the chief compliance officer.

X.	Certification

A.	Initial Certification

All Covered Persons will be provided with a copy of this Code and must initially certify in writing to the chief compliance officer that they have: (i) received a copy of this Code; (ii) read and understand all provisions of this Code; and (iii) agreed to abide by this Code.

B.	Amendments

All Covered Persons shall receive any amendments to this Code and agree to abide by this Code as amended.

C.      Annual Certification

All Covered Persons must annually certify in writing to the chief compliance officer that they have: (i) read and understood all provisions of this Code, as amended; and (ii) complied with all requirements of this Code.

D.	Further Information

Covered Persons should contact the chief compliance officer regarding any inquiries pertaining to this Code or the policies established herein.

XI.	Records

The chief compliance officer shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted which is or has been in effect during the past five years;

•	A record of any violation of any Code of Ethics adopted and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Covered Person which shall be retained for five years after the individual ceases to be a Covered Person;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, and Investment Company Act Rule 17j-1, including any brokerage confirmations, account statements or data feeds made in lieu of these reports; and

•	A list of all Covered Persons who are, or within the preceding five years have been “Access Persons” as the term is defined by Rule 204A-1 under the Advisers Act.

XII.	Reporting Violations and Sanctions

All Covered Persons shall promptly report to the chief compliance officer all apparent violations of this Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of this Code.

The chief compliance officer shall promptly report to senior management all apparent material violations of this Code. When the chief compliance officer finds that an apparent material violation could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of the securities laws or rules, he/she may, in his/her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not this Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the Covered Person’s employment. In accordance with the Defend Trade Secrets Act of 2016 and other applicable law, nothing in this Code restricts disclosure of trade secrets to the government in relation to the investigation of a known or reasonably suspected violation of applicable law.

Unethical behavior can include violations of federal, state or local laws; any material violation of this Code; billing for services not performed or for goods not delivered; and other fraudulent financial reporting. Illegal or dishonest activities may be related to: diversity, equal opportunity and respect in the workplace; employee relations (inappropriate behavior/unfair employment practices); health and safety; misuse or misappropriation of assets or information; violations of SEC rules and policies; and/or policy and process integrity. The chief compliance officer or the Covered Person’s manager is often the best and safest option for discussing concerns of an ethical nature. If, however, a Covered Person believes that to be inappropriate in their case, they can report ethical misconduct or simply get more information by logging on to https://northstar.alertline.com or by calling the AlertLine at 1-855-343-6082. The AlertLine is confidential, easy to use, and operated by a third-party provider, who specializes in this type of service. Covered Persons will have two options for reporting concerns: 1.) Online by logging on to the website at https://northstar.alertline.com and completing important information fields regarding the nature of the report, or 2.) Call the AlertLine number at 1-855-343-6082 to speak with a live operator, who will ask relevant questions. Calls are toll-free and both methods are available 24 hours a day, seven days a week. Regardless of which method a Covered Person chooses, the AlertLine system will prepare a report and forward it to the appropriate person for review and, if necessary, investigation. The AlertLine is not a substitute for meaningful communication between the Covered Person and their manager.

Schedule A

Schedule of Affiliated Companies

Orion Advisor Solutions, LLC

(subsidiaries and affiliates)

Advizr, Inc.

CLS Investments, LLC

Constellation Trust Company

Orion Advisor Technology, LLC

Orion Portfolio Solutions, LLC

Schedule B

Frequently Asked Questions

Persons Subject to Code:

1. Do the obligations under the Code apply to my Family Members?

Yes, unless otherwise authorized by the chief compliance officer. Please note that Family Member includes not only relatives by blood, marriage, or otherwise, but also an unrelated individual who either resides with, is financially dependent upon, or whose investments are controlled by you, such as a “significant other”. Any questions regarding the coverage of non-Family Members will be reviewed on a case-by-case basis.

Accounts:

1.	If I am a beneficiary on an account, do I need to disclose it?

If you are named as a beneficiary on an account or trust but have no knowledge or control of the specific actions taken by the trustee and no right to intervene in the trustee’s management, you would not have to disclose the trust account. If you have more contact with the account or trust, you may need to disclose the account in Inform, but you may not have to pre-clear transactions until you become in control of the assets. These situations will be reviewed on a case-by-case basis.

2.	How do I disclose an account in Inform?

During your first week of employment, you received an email from Inform prompting you to log in and complete the required attestations as a new Covered Person. One of your attestations required you to disclose any Accounts you or any Family Member have. You will attest that you have disclosed all Accounts on an annual basis.

3.	I meet the definition of Investment Personnel; do I need to pre-clear trades for all my Accounts in Inform?

Investment Personnel need to pre-clear trades for all personal securities accounts that meet the definition of Account. Investment Personnel do not need to pre-clear trades for personal securities accounts that meet the definition of Excluded Account or Third Party Managed Account. Investment Personnel are individuals who make or participate in making recommendations regarding the purchase or sale of Securities or individuals who execute the trades based on those recommendations. In other words, the portfolio management and trading teams are deemed Investment Personnel.

Pre-Clearance for Investment Personnel:

1.	How do I submit a pre-clearance request for a trade?

Pre-clearance can be submitted through Inform by clicking “Add New Task” on the home screen.

2.	How long do I have to complete my trade after it has been pre-cleared?

The timing will depend on the type of order you place. Pre-clearance approval for market orders is effective for up to two business days after approval depending on the timing of submission. For purposes of calculating the two-business day requirement, Inform considers the first business day to be the day of approval if that approval is received during business hours. For example, if you pre-clear a trade at market open on a Monday, you’d have until market close on Tuesday to complete. If you pre-clear a trade over the weekend, you would also have until market close on Tuesday to complete; however, if you pre-clear a trade immediately prior to market close on a Monday, you’d still only have until market close on Tuesday to complete. If you pre-clear a trade after market hours on Monday, you’d then have until market close on Wednesday to complete.

3.       What if I want to place a limit order, stop order, or stop-limit order? If I only have up to two business days to execute my trade, does this mean I have to seek pre-clearance approval every day?

The initial establishment of such an order would require pre-clearance; however, if the terms of such order remain unchanged and the order remains active, it is not necessary to withdraw and re-submit the same order if it is not executed within two business days, unless required by the chief compliance officer. Such orders will be held open for twenty-five business days if no changes are made. After the conclusion of the twenty-five business days, you will need to withdraw and resubmit the order for pre-clearance again. Any changes to an outstanding limit order, stop order, or stop-limit order would need to be submitted for pre-clearance approval.

4.	If I want to purchase a mutual fund, do I have to get permission/approval first?

No, unless the fund is an ETF or a Restricted Fund.

5.	If I want to sell a Security (or close out an option position) I purchased before I started working here, does this trade require pre-clearance?

Yes, all trades (buy or sell orders) made by Investment Personnel must be pre-cleared.

6.	If I place a trade while I am out of the office (on vacation for example), do I need to seek a pre-clearance approval request?

Yes, all trades (buy or sell orders) made by Investment Personnel must be pre-cleared, regardless of your location.

7.	If my Family Member places a trade, not me, do I still need a pre-clearance approval request?

Yes, regardless of who places the trade, pre-clearance for trades in Reportable Securities in your

Accounts or the Accounts of your Family Members must always be requested.

8.	I executed a trade in my Account yesterday and entered in a pre-clearance request this morning, is that okay?

No, you must always seek pre-clearance approval before placing any trades in your Account.

9.	How long does it take for a pre-clearance request to be approved or denied?

Pre-clearance requests are reviewed and approved or denied within 24 hours; however, such requests are generally approved or denied much sooner than 24 hours.

Gifts and Entertainment:

1.	May I accept gifts?

You should not accept or provide any gift(s) that may influence, or be motivated by, certain Covered Person decisions. Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis.

2.	Inform asks me to include a value of the gift/entertainment I’m reporting. What if I don’t know the value?

In general, gifts and entertainment should be valued at the higher of the cost or market value, exclusive of tax and delivery charges. When valuing tickets, you should use the higher of cost or face value and include not only the value of your ticket but also any other tickets given for your use. For example, if you are given two tickets to the College World Series from a business contact and you take your spouse, you should include the value of both tickets in Inform.

Protecting the Confidentiality of Client Information

1.	How do I encrypt an email?

By typing the word “encrypt” in the subject line of an email.

2.	I replied to an email that had PII, does that count as a violation?

Yes. If an advisor sends you an email that contains PII and you reply that email without removing the PII then it needs to be encrypted. From a legal perspective, we are liable for all of the information that leaves our servers. Accordingly, we need to encrypt PII when emailing regardless of how the PII was inserted into the email conversation.

3.	Immediately after I hit send on an email, I realized that I forgot to encrypt the email and contacted the Helpdesk. Does that count as a violation?

Yes. As soon as you hit send the email is in the process of leaving our servers. While Orion has put in controls to try and identify PII leaving our servers in an unencrypted format, we cannot rely solely on that technology.

4.	We already have Vera, why do we need this policy too?

Vera provides encryption for attachments to emails. It does not encrypt information in the body of an email.

5.	Does this policy apply to emails I send from my phone?

Yes.

Code Violations:

1. What are the repercussions of a violation of the Code of Ethics?

Each violation of the Code is considered in relation to the facts and circumstances to determine the materiality of a particular violation. The chief compliance officer will report to senior management all apparent material violations of the Code. Senior management shall consider any Code violations and determine what sanctions, if any, should be imposed. Possible sanctions include reprimands, monetary fines or assessments, or suspension or termination of a Covered Person’s employment or relationship with Orion.